Exhibit 23.1

                         Consent of Independent Auditors


The Board of Directors
InKine Pharmaceutical Company, Inc.:

We consent to incorporation by reference in registration statement nos. 333-42647 on Form S-3 and 333-58063 and 333-58065 on Form S-8 of InKine
Pharmaceutical Company, Inc. of our report dated September 23, 1998, relating to the balance sheet of InKine Pharmaceutical Company, Inc. as of June 30, 1998, and the related statements of operations, changes in stockholders' equity, and cash flows for the year ended June 30, 1998, which report appears in the June 30, 1998, annual report on Form 10-KSB of InKine Pharmaceutical Company, Inc.


/s/  KPMG Peat Marwick LLP
Philadelphia, Pennsylvania
September 28, 1998